Exhibit 10.03

                        RIGHT OF FIRST REFUSAL AGREEMENT


                                    Recitals

This Right of First Refusal Agreement (Agreement) is made as of this 24th day of May, 2002 (Effective Date), between AES Huntington Beach, L.L.C., and AES Alamitos, L.L.C. (collectively, Grantor) and Mid-Power Corporation, (Grantee).

A. Grantor is the owner of gas turbine generating units described in Exhibit A, attached and incorporated by reference (Equipment). The Equipment does not include any real property, the main transformers, adjoining streets, rights of ways, easements, all other appurtenant rights, permits and contracts.

B. Grantor desires to grant to Grantee, and Grantee desires to obtain from Grantor, a right of first refusal to purchase from Grantor one or 2
         (two) gas turbine generating units commonly known as AES Alamitos Unit 7 and AES Huntington Beach Unit 5 (collectively, Equipment) on the terms and conditions in this Agreement.

                        Section 1. Right of Fist Refusal

For good and valuable consideration the receipt and adequacy of which are acknowledge, the parties agree as follows:

(a) Before Grantor sells or agrees to sell the Equipment, Grantor shall offer to sell the Equipment to Grantee, in writing and on terms and conditions substantially identical to those proposed for the sale of the Equipment to a third party, The offer shall, at a minimum, include the following information: (i) the purchase price proposed for the sale to the third party; (ii) the method of purchase price payment; (iii) the amount and terms of any proposed Grantor financing in connection with the proposed purchase; (iv) the amount of any earnest money deposit; (v) the time and location for the close of escrow; (vi) the name of the proposed purchaser; and (vii) the other material terms and conditions of the proposed sale of the Equipment.

(b) Grantee shall have fifteen (15) days from the date of the offer to accept the offer (Acceptance Period) by delivering to Grantor the acceptance on or before 5:00 p.m. on the last day of the Acceptance Period. If Grantee fails to accept the offer on or before the last of the Acceptance Period, the offer shall be deemed to be rejected.

(c) If Grantee responds to the offer with anything other than an unequivocal, acceptance accompanied with an earnest deposit equal to ten percent (10%) of the offer price, or rejection, the right of first refusal with respect to such offer shall terminate and the response shall be deemed an offer to purchase the Equipment on the terms and conditions in the response (Counter Offer). Grantor shall be entitled to accept or reject the Counter Offer at Grantors sole discretion.

(d) If Grantee accepts the offer, Grantee shall have sixty (60) days following acceptance of the offer (Closing Period) to consummate the purchase of the Equipment pursuant to the terms and conditions of the offer. If Grantee fails to consummate the purchase of the Equipment within the Closing Period, any earnest money paid by Grantee pursuant to the acceptance shall be paid to Grantor as Grantor's liquidated damages.

(e) In the event an Offer to purchase has been communicated to Grantee and thereafter Grantee declines or fails to meet such offer and thereafter, for whatever reason the sale to such Offeree is not consummated pursuant to the terms communicated to Grantee, then and in that event a like procedure shall be followed as set forth above with respect to any new offers received by Grantor. It is the intention of this provision that Grantee is hereby granted a continuing First Right of Refusal until a sale is consummated pursuant to the terms set forth above or this agreement has expired by its terms.

                            Section 2. Consideration

The consideration for this Agreement is the purchase of the Equipment for which the purchase price shall be paid by Grantee to Grantor concurrent with the execution of this Agreement.

                                 Section 3. Term

(a) Grantee's right of first refusal shall begin with the date of this Agreement and continue for one-hundred twenty days (120) days for the AES Huntington Beach Unit 5 Equipment, unless terminated sooner in accordance with the terms of this Agreement.

(b) Grantee's right of first refusal shall begin with the date of this Agreement and continue for one-hundred eighty days (180) days for the AES Alamitos Unit 7 Equipment, unless terminated sooner in accordance with the terms of this Agreement.

                             Section 4. Termination

This Agreement shall automatically terminate on the first of the following events to occur:

(a) Grantee, in contravention of this Agreement, assigns or attempts to assign Grantee's rights under this Agreement without prior written consent of Grantor;

(b) Grantee declines to exercise its right of first refusal and Grantor subsequently consummates a sale of the Equipment to a third party pursuant to the terms of the offer;

(c)      The expiration of the term;

(d)      The purchase of the Equipment by Grantee.

                           Section 5. Litigation Costs

If any legal action or any other proceeding, including an arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or because of a dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which the prevailing party may be entitled. Prevailing party shall include without limitation (i) a party dismissing an action in exchange for sums allegedly due; (ii) a party receiving performance from the other party of an alleged breach of covenant or a desire remedy where the performance is substantially equal to the relief sought in an action; of (iii) the prevailing party as determined by a court of law.

                              Section 6. Assignment

Grantee's rights and obligations under this Agreement shall not be assigned without Grantor's prior written consent, which may be granted or withheld at Grantor's sole and unfettered discretion, and any assignment without consent shall be void.

                        Section 7. Successors and Assigns

Subject to the restrictions on assignment, this Agreement shall inure to the benefit of and be binding on the parties and their respective successors, heirs, and assigns.

                               Section 8. Notices

All notices required or permitted to be given under this Agreement shall be in writing and mailed, postage prepaid, by certified or registered mail, return receipt requested, or by personal delivery, to the address indicated below or at other places that Grantor or Grantee may, form time to time, designate by written notice given to the other. The address change shall not be effective until seven (7)days after notice of the change.

Notices shall be deemed sufficiently served three (3) days after the date of mailing or upon personal delivery.

AES Huntington Beach, L.L.C.

AES Alamitos, L.L.C.

Mid- Power Service Corporation

                   Section 9. Counterpart or Duplicate Copies

This Agreement may be signed in counterpart or duplicate copies, and nay signed counterpart or duplicate copy shall be equivalent to a signed original for all purposes.


                          Section 10. Time of Essence.

Time is of the essence in this Agreement.

                     Section 11. Memorandum for Recordation.


It is specifically understood and agreed, and an integral part of this contract, that a memorandum of this Agreement in a form and content acceptable to grantee shall be executed by Grantor and delivered to Grantee for the recordation thereof. Such document shall contain necessary language and acknowledgement as may be necessary to be accepted for recordation.

                              Section 12. Captions.

Captions and headings in this Agreement, including the title of this Agreement, are for convenience only and are not to be considered in construing this Agreement.

                          Section 13. Entire Agreement.

This Agreement and the Exhibits contain the entire agreement of the parties and supersede any prior agreements or understandings of the parties, whether written or oral, regarding the subject matter of this Agreement.

                     Section 14. Modification and Amendment.

This Agreement may not be modified or amended except in writing signed by Grantor and Grantee.

                             Section 15. Arbitration

Any controversy or claims arising out of or relating to this agreement, or the making, performance or interpretation hereof, shall be submitted to arbitration before the American Arbitration Association in Los Angeles County, California, in accordance with its then current commercial arbitration rules. Any decision of the arbitrator shall be final and binding upon the parties, and shall be enforceable as a final judgment in all jurisdictions. Grantee expressly consents to venue in Los Angeles County, California.

                           Section 16. Governing Law.

This Agreement shall be governed by California law, and construed under the laws of the State of California, without reference to principals of conflicts of law.

The parties have executed this Agreement as of the date first written above.

AES Huntington Beach, L.L.C.

AES Alamitos, L.L.C.

Mid- Power Service Corporation


AGREED and ACCEPTED this 24th days of May, 2002 (the "Effective Date")


Grantor:                                          Grantee:
AES Alamitos, L.L.C.                              Mid-Power Services Corporation
AES Huntington Beach, L.L.C.

By:  /s/ Donald C. Vawter                         By:  /s/ James W. Scott
     --------------------                              ------------------
Signature                                             Signature

Printed Name: Donald C. Vawter                    Printed Name: James W. Scott
Title: Vice President, AES Southland, L.L.C.      Title: President

                                    EXHIBIT A


AES Alamitos Unit 7 is a Gas Turbine Unit located in AES Alamitos L.L.C. whose address is 690 N. Studebaker Road, Long Beach, California. AES Alamitos Unit 7 consists of eight (8) Pratt and Whitney Aircraft model GG4A-7 gas generators to produce high velocity gases that expands through four (4) expander turbines mechanically coupled with electric generator and major auxiliary equipment: lubricating oil reservoir and pumps, cooling and filtering equipment, hydrogen seal oil pumps, control equipment, hydraulic engine starting pumps. Accumulator units, neutral grounding cubicles, generator potential transformer cubicle, 480
- volt electrical switchgear, batteries, battery charges and other miscellaneous equipment and control devices. Estimated installed megawatt output is 133 MW at ISO conditions. In short, the Alamitos Unit 7 Equipment includes the building housing, and only the equipment located within the building housing.

AES Huntington Beach Unit 5 is a Gas Turbine Unit located in AES Huntington Beach L.L.C. whose address is 21730 Newland Street, Huntington Beach, California 92646. AES Huntington Beach Unit 5, consists of eight (8) Pratt and Whitney Aircraft model GG4A-7 gas generators to produce high velocity gases that expands through four (4) expander turbines mechanically coupled with electric generator and major auxiliary equipment: lubricating oil reservoir and pumps, cooling and filtering equipment, hydrogen seal oil pumps, control equipment, hydraulic engine starting pumps, accumulator units, neutral grounding cubicles, generator potential transformer cubicle, 480 - volt electrical switchgear, batteries, battery charges and other miscellaneous equipment and control devices. Estimated installed megawatt output is 133 MW at ISO conditions. In short, the Huntington Beach Unit 5 Equipment includes the building housing, and only the equipment located within the building housing.